EXHIBIT 10.7

AMENDMENT TO
THE OPTION AND PERFORMANCE SHARE/RESTRICTED STOCK UNIT
AWARD AGREEMENTS ISSUED TO JOHN VISENTIN

WHEREAS, in accordance with the terms of the Offer Letter dated May 14, 2018 (the
"Offer Letter"), between Xerox Corporation (the "Company") and Giovanni (John) Visentin (the "Executive"), on May 15, 2018 (the "Grant Date") the Company granted annual long-term incentive awards to the Executive under the Xerox Corporation 2004 Performance Incentive Plan (as amended and/or restated through the Grant Date, the "Plan") consisting of options, restricted stock units and performance share units as follows:

(i)
an award of 269,314 options (the “Options”) to purchase shares of the Company's common stock, $1.00 par value (the “Common Stock”) at a purchase price of $28.51 per share, the closing price of the Common Stock on the Grant Date, pursuant to that certain award agreement and award summary, dated May 15, 2018 (together, the “Option Agreement”); and

(ii)
an award of 167,164 performance share units (the “PSUs”) and 87,689 restricted stock units (the “RSUs”) pursuant to that certain award agreement and award summary, dated May 15, 2018 (together, the “PSU/RSU Agreement”);

WHEREAS, the Offer Letter provides that in the event of the Executive's voluntary termination of employment for “Good Reason” or the Executive's involuntary termination of employment by the Company without “Cause,” in either case prior to a “Change in Control” (Good Reason, Cause and Change in Control, each as defined in the Offer Letter), any then-outstanding long term incentive awards that would have otherwise vested during the period of 24 months following such termination of employment the (“Severance Period”) would accelerate and become immediately vested upon such termination, including vesting of performance shares at target (the “Severance Vesting Provisions”); and
WHEREAS, the parties intend that the Severance Vesting Provisions apply with equal effect to the Options, RSUs and PSUs, notwithstanding any contrary provisions in the Plan, or in the Option Agreement or PSU/RSU Agreement, respectively.
NOW THEREFORE, to conform with the terms of the Offer Letter and to avoid any uncertainty or confusion, the parties now desire to enter into this Amendment (this “Amendment”) to amend each of the Option Agreement and the PSU/RSU Agreement to incorporate the Severance Vesting Provisions as set forth in the Offer Letter.

1.
Notwithstanding any contrary provision in the Plan, the Option Agreement and the PSU/RSU Agreement, as applicable, in the event that (i) the Executive voluntarily terminates his employment for Good Reason prior to the occurrence of a Change in Control, or (ii) the Company involuntarily terminates the Executive's employment without Cause prior to the occurrence of a Change in Control, the number of the Executive's outstanding Options, RSUs and PSUs, as applicable, that would have otherwise become vested during the twenty-four (24) month period following such termination shall become immediately vested upon such termination, with any PSUs deemed earned at the target performance level.

2.	Notwithstanding any contrary provision in the Plan, the Option Agreement or the
PSU/RSU Agreement, as applicable, the provisions of this Amendment shall control.

3.	Except as set forth in this Amendment, the Option Agreement and PSU/RSU Agreement, as applicable, shall remain in full force and effect.
IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment on the date set forth below.

XEROX CORPORATION

By:	/s/ Darrell Ford

Title:	Chief Human Resources Officer

Date:	June 1, 2018

GIOVANNI VISENTIN

By:	/s/ Giovanni Visentin

Date:	June 1, 2018